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                                United States
                      Securities and Exchange Commission
                           Washington, D.C.  20549

                        ------------------------------

                                   FORM 8-K

                                CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): June 28, 2000


                             2-INFINITY.COM, INC.
             (Exact name of registrant as specified in its charter)


                                   Colorado
                (State or other jurisdiction of incorporation)


                    000-27821                              58-2230297
             (Commission File Number)          (IRS Employer Identification No.)

4828 Loop Central Drive, Suite 150, Houston, Texas            77081
     (Address of principal executive offices)               (Zip Code)


                                (713) 838-8853
              Registrant's telephone number, including area code

         (Former name or former address, if changed since last report)

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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

        On June 28, 2000, 2-Infinity.com, Inc. ("the Company") completed the acquisition of all of the outstanding capital stock of Maximum Return & Development, Inc., a Pennsylvania corporation ("Maximum Return"), from Stephen Holcomb, Firas Kadhum, Ron Marosko, Alex Gonzalez, Laurie Schanbacher, Grant Schanbacher and Kevin Dwyer (collectively, the "Sellers"). Maximum Return is a Cisco solution hardware provider that supports organizations with global wide area networks. Maximum Return's existing client base includes Baker Hughes, Sterling Capital and Health Help.

        In return for the outstanding capital stock of Maximum Return, the Sellers received a total of 900,000 shares of the common stock, no par value (the "Common Stock"), of the Company. Immediately following the closing of the transaction, the Sellers were required to place 200,000 shares of the Common Stock in escrow. Under the terms of the Escrow Agreement, the Company has until August 31, 2000 to make a claim for the return of a portion of the escrowed shares. The Company can only make a claim for the return of a portion of the escrowed shares if Maximum Return's assets did not exceed its liabilities (the "Net Asset Amount") by $47,500 as of May 31, 2000. If the Company successfully asserts a claim, the Company will be entitled to receive the number of escrowed shares equal to two multiplied by the difference between the Net Asset Amount and $50,000. If the Company does not successfully assert a claim, the escrowed shares will be distributed to the Sellers on August 31, 2000. At this time, the Company does not anticipate that a claim will be asserted for the return of any portion of the escrowed shares.

        There are no material relationships between the Sellers and the Company, the Company's affiliates, directors, or officers, or any associate of the Company's directors or officers.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

        No financial statements are required to be filed in relation to the Company's acquisition of Maximum Return.

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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 11, 2000                    2-INFINITY.COM, INC.


                                        By   /s/  Kelly Nispel
                                          --------------------------------------
                                           Kelly Nispel, Chief Financial Officer